Exhibit 23.3
CONSENT OF CHRISTOPHER MCDOWELL, P.G.

I, Christopher McDowell, P.G. of Western Water Consultants Inc., dba, WWC Engineering, consent to all references to my name and any quotation from, or summarization of, and my contributions to, Sections 1-15 and 23-27 of the technical report summary entitled “Technical Report on the Gas Hills Uranium Project, Fremont and Natrona Counties, Wyoming, USA” dated February 4, 2025 with an effective date of December 31, 2024 (the “Gas Hills Technical Report”) and Sections 1-15 and 23-27 of the technical report summary entitled “Technical Report on the South Texas Integrated Uranium Projects, Texas, USA” dated February 13, 2025 with an effective date of December 31, 2024 (the “South Texas Technical Report” and, together with the Gas Hills Technical Report, the “Technical Reports”), prepared by me, included or incorporated by reference in:

i)The Annual Report on Form 10-K for the period ended December 31, 2025 (the “10-K”) of enCore Energy Corp. (the “Company”) being filed with the U.S. Securities and Exchange Commission, and any amendments or supplements thereto;
ii)The Company’s Form S-8 Registration Statements (File Nos. 333-273173 and 333-285519), and any amendments or supplements thereto; and
iii)The Company’s Form S-3 Registration Statement (File No. 333-290836), and any amendments or supplements thereto.

I further consent to the filing of the Technical Reports as exhibits to the Company’s 10-K.

Date: March 31, 2026

By:	/s/ Christopher McDowell
Name:	Christopher McDowell, P.G.